Exhibit 99.1

AT THE COMPANY
Brenda Abuaf, Director of Shareholder Services
(800) 831-4826

CHARTERMAC TO ACQUIRE ARCAP

Acquisition of Premier High-Yield CMBS Fund Manager Will Further Expand CharterMac’s Fund Management Business and Diversify the Company’s Product Offerings

NEW YORK, NY AND DALLAS, TX – June 15, 2006 – CharterMac (collectively with its subsidiaries, the “Company”) (NYSE: CHC) today announced that the Company has agreed to acquire 100% of the ownership interests of ARCap Investors, LLC (“ARCap”) in a transaction that values ARCap at $284.5 million, including ARCap’s transaction fees and expenses. ARCap is one of the nation’s leading fund managers specializing in the acquisition, management and servicing of high-yield commercial mortgage-backed securities (“CMBS”) and high-yield direct real estate loans. The privately held, Dallas-based company manages a portfolio of over $2.8 billion of CMBS for its institutional clients and for its own account. CharterMac currently owns a 10.7% economic interest in ARCap, which the Company has held since 2000.

The acquisition, which was unanimously approved by both CharterMac’s Board of Trustees and ARCap’s Board of Managers, is subject to the approval of ARCap’s equity owners, the completion of documentation and the execution of a definitive agreement containing customary closing conditions.

“The acquisition of ARCap is the next step in the transformation of our Company from a spread investor to a real estate fund manager,” said Marc D. Schnitzer, Chief Executive Officer and President of CharterMac. “Following our acquisition of Related Capital Company in 2003, this transaction represents a logical expansion of our fund management platform into a new area of real estate finance with significant growth potential. ARCap is a recognized leader in the CMBS industry with a highly respected management team, a stellar track record, state of the art technology and a business mix that is complementary to CharterMac’s existing products. As commercial real estate finance continues its migration to the capital markets, it is a necessity to have a strong presence in the CMBS industry, which is why we believe this transaction represents an important opportunity and an excellent fit for CharterMac. We intend to capitalize on the operating synergies between our two organizations, which we expect will result in cost savings and increased shareholder value.”

Leonard W. Cotton, Chairman and Chief Executive Officer of ARCap, added: “ARCap is extremely excited to become part of CharterMac, an organization with a strong heritage of innovation and a deeply rooted entrepreneurial culture. This transaction brings together two companies with very solid credit expertise, similar operating and management philosophies and the strategic vision necessary to create sustainable growth. In addition, CharterMac’s management team has a proven track record for successfully integrating new companies. We believe CharterMac’s comprehensive platform will enable us to more effectively capitalize on the tremendous opportunities we see available to us in our industry.”

Acquisition Benefits

CharterMac’s Board of Trustees believes that the acquisition will enhance shareholder value by:

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Diversifying CharterMac’s revenue stream: ARCap generates revenue from CMBS investing, fund management and servicing, all of which are less susceptible to changes in prevailing market interest rates than CharterMac’s portfolio investing business;

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Further expanding CharterMac’s fund management business: CharterMac’s strategic goal is to become the nation’s preeminent real estate fund manager. This acquisition will expand CharterMac’s fund management platform into CMBS and other high-yield real estate funds. In addition, this transaction will diversify CharterMac’s assets under management into debt and equity investments in retail, industrial and office properties, which will complement CharterMac’s historic core focus on the multifamily sector;

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Leveraging ARCap’s expertise: Through this transaction, CharterMac will acquire a senior management team with extensive experience in real estate capital markets and loan servicing. In addition, ARCap has the highest ratings from Standard & Poor’s and Fitch Ratings for a CMBS special servicer and is a rated Collateralized Debt Obligation (“CDO”) servicer;

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Recognizing significant operating synergies: CharterMac estimates that upon transferring its loan servicing operations to ARCap, the Company will recognize approximately $2.5 - $3.0 million in annual cost savings beginning in 2007. The companies believe that there will be additional cost savings as other functions are consolidated, including loan originations, information technology and investor reporting;

•	Acquiring state of the art technology: ARCap’s proprietary technology platform, which will become the standard for CharterMac, is widely recognized across the industry as state of the art; and
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Developing new proprietary products for cross selling: With access to each other’s operating platforms and combining each company’s intellectual capital, CharterMac and ARCap expect to develop innovative new products for both real estate developers and institutional investors.

Future Management Structure

Following the completion of the acquisition, ARCap will become a subsidiary of CharterMac and will maintain its brand identity. ARCap’s existing management team, led by Mr. Cotton and J. Larry Duggins will continue to oversee ARCap’s day-to-day operations. Upon closing of the transaction, Mr. Cotton will join CharterMac’s Board of Trustees and will be named CharterMac’s Vice Chairman. Mr. Duggins, who currently serves as ARCap’s President, will become ARCap’s Chief Executive Officer. ARCap’s Board of Directors will consist of four members of ARCap’s executive management team and five members of CharterMac’s executive management team.

Acquisition Terms

The transaction values ARCap at a total enterprise value of $284.5 million, which includes the value of CharterMac’s 10.7% existing ownership interest and ARCap’s transaction fees and expenses. The acquisition agreement provides for $258.6 million of net transaction consideration to be paid as follows: (I) a cash payment of $210.3 million to be paid to ARCap’s third party owners; (II) convertible CharterMac common share equivalent securities valued at $5.0 million to be issued in exchange for ARCap’s executive management team’s 2.1% ownership interest; (III) a cash payment of $39.1 million to be used to retire ARCap’s existing deferred compensation plans; and (IV) transaction fees and expenses of $4.3 million.

In connection with the acquisition, CharterMac will issue to ARCap employees a total of $31.6 million of restricted CharterMac common shares, which will have a vesting feature.

To fund the transaction, the Company will enter into a $350 million six-year term loan (the “Term Loan”). Proceeds from the Term Loan will be used to pay the cash portion of the transaction consideration and to retire existing CharterMac debt. In addition, the Company will enter into a separate $150 million revolving credit facility (the “Facility”). UBS Securities, LLC and Bank of America are jointly providing the Term Loan and the Facility.

Commenting on the transaction financing, Alan P. Hirmes, CharterMac’s Chief Financial Officer, stated: “We are very pleased with the $500 million of financing facilities that we will enter into in connection with the ARCap acquisition. In addition to utilizing the Term Loan to acquire ARCap and pay for transaction costs, CharterMac plans to retire several existing debt facilities that were largely used to finance previous acquisitions totaling approximately $125 million. The Company will also obtain a $150 million revolving credit facility that will replace our existing tax credit warehouse facility and will be used for general corporate purposes. The Term Loan and the Facility will simplify CharterMac’s capital sources, provide the Company with financing at attractive interest rates and eliminate the ongoing costs associated with maintaining our existing debt facilities.”

Financial Expectations

Anticipating a closing in the third quarter, CharterMac expects that the transaction will be neutral to Cash Available for Distribution (“CAD”) per share in 2006 and accretive to CAD per share in 2007, when the Company will fully recognize the earnings contribution and the expense synergies related to the acquisition.

As a result of the acquisition, CharterMac expects that the Company’s dividend to common shareholders in 2006 will consist of approximately 80% - 85% federally tax-exempt income, as compared to 88% in 2005.

Transaction Advisors

In connection with the transaction, UBS Securities LLC acted as financial advisor to CharterMac and Paul, Hastings, Janofsky & Walker LLP acted as legal counsel. Bear, Stearns & Co. Inc. acted as financial advisor to ARCap and Orrick, Herrington & Sutcliffe LLP acted as legal counsel.

Conference Call

CharterMac will host a conference call at 10:00 a.m. Eastern Standard Time today, June 15, 2006, to discuss the proposed acquisition. There will be a question and answer period following management’s presentation. Investors, brokers, analysts and shareholders wishing to participate should call (800) 616-9004. A presentation describing the transaction will be reviewed on the conference call and is posted on CharterMac’s website at www.chartermac.com. For interested individuals unable to join the conference call, a replay of the call will be available through June 22, 2006, at (888) 203-1112, Passcode 6514097.

About CharterMac

CharterMac, through its subsidiaries, is one of the nation's leading full-service real estate finance companies. CharterMac offers capital solutions to real estate developers and owners throughout the country and quality investment products to institutional and retail investors. For more information, please visit CharterMac's website at http://www.chartermac.com or contact the Investor Relations Department directly at 800-831-4826.

About ARCap

ARCap specializes in managing investment funds which seek both current income and capital appreciation from high-yield real estate, predominately through subordinate CMBS and high yield real estate loans. ARCap employs proprietary due diligence systems and a highly experienced underwriting team to invest in CMBS with the intent to hold the investments until maturity. ARCap owns and manages approximately $2.8 billion of bonds from 62 different CMBS transactions, and through its role as a Special Servicer, ARCap controls the lending decisions on over 8,100 mortgages totaling $58 billion. The company is based in Dallas and has approximately 100 employees.

Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include those associated with the timing of the completion of the ARCap acquisition, the ability to close the acquisition financing on anticipated terms, the integration of ARCap into the Company’s business, the ability to achieve anticipated operational synergies and others detailed in CharterMac's most recent Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this document. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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